Exhibit 3.3
CERTIFICATE OF AMENDMENT TO
RESTATED ARTICLES OF INCORPORATION OF
UROPLASTY, INC.
     The undersigned, being the Vice President, Chief Financial Officer and Treasurer of Uroplasty, Inc., a Minnesota corporation (the “Corporation”), in accordance with the Minnesota Business Corporation Act, does hereby certify that the Board of Directors, and a majority of all of the shareholders of the Corporation entitled to vote, adopted the following resolution on October 24, 2006:
AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
     RESOLVED: That Article III of the Restated Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
“ARTICLE 3- CAPITAL STOCK
     3.1 Authorized Shares. The aggregate number of shares that the corporation has authority to issue shall be Forty Million (40,000,000) shares of common stock. Such shares shall not have any par value except that they shall have a par value of one cent ($.01) per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation, and except that they shall have such par value as may be fixed by the corporation’s Board of Directors for the purpose of a statute or regulation requiring the shares of the corporation to have a par value.”
     IN WITNESS WHEREOF, the undersigned has hereunto affixed his signature.

/s/ Mahedi A. Jiwani
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer